Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2022, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Norwood Financial Corp for the year ended December 31, 2021.

Cranberry Township, Pennsylvania

August 8, 2022